Exhibit 99.1

PRESS RELEASE

AbbVie Completes Acquisition of Cerevel Therapeutics

-	Cerevel’s clinical-stage assets complement AbbVie’s emerging neuroscience pipeline and leading on-market brands in psychiatry, migraine and Parkinson’s disease

-	Emraclidine, a potential best-in-class, next-generation antipsychotic, is in trials designed to be registration enabling for schizophrenia

-	Cerevel is a strong strategic fit for AbbVie and has potential to meaningfully impact revenue into the next decade

-	AbbVie reaffirms previously issued 2024 full-year adjusted diluted EPS guidance range of $10.71-$10.91; reaffirms previously issued third-quarter adjusted diluted EPS guidance range of $2.92-$2.96

NORTH CHICAGO, Ill., August 1, 2024 – AbbVie (NYSE: ABBV) today announced that it has completed its acquisition of Cerevel Therapeutics (NASDAQ: CERE). With the completion of the acquisition, Cerevel is now part of AbbVie.

“AbbVie’s acquisition of Cerevel strengthens our foundation in neuroscience and positions us to deliver sustainable long-term performance into the next decade and beyond,” said Robert A. Michael, chief executive officer, AbbVie. “Our new Cerevel colleagues share our commitment to deliver meaningful change for patients living with neurological and psychiatric conditions. We are excited to welcome the talented Cerevel team to AbbVie.”

There are multiple programs in Cerevel’s pipeline across several neurological and psychiatric conditions such as schizophrenia, Parkinson’s disease and mood disorders, where there continues to be significant unmet need for patients. Cerevel’s pipeline is highly complementary to AbbVie’s existing neuroscience portfolio and the completion of the acquisition is an important step forward to delivering new and better tolerated therapies.

Emraclidine, a potential best-in-class, next-generation antipsychotic, is a positive allosteric modulator (PAM) of the muscarinic M4 receptor that is being studied for the treatment of schizophrenia – a disease that affects approximately 24 million people worldwide.1 In a Phase 1b study, emraclidine has shown promising efficacy and safety and is currently completing two Phase 2 trials that were designed to be registration enabling.

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Tavapadon, a first-in-class dopamine D1/D5 selective partial agonist for the management of Parkinson’s disease, is currently in Phase 3 studies and has potential for both monotherapy and adjunctive treatment. Tavapadon’s efficacy and safety-tolerability profile could enable its utility in early Parkinson’s disease, becoming a near-term complementary asset to AbbVie’s existing symptomatic therapies for advanced Parkinson’s disease. Recently, tavapadon met the primary endpoint in a pivotal Phase 3 study and data from additional Phase 3 trials of tavapadon are expected later this year.

CVL-354, currently in Phase 1, is a potential best-in-class kappa opioid receptor (KOR) antagonist that has the potential to provide significantly improved efficacy and tolerability compared to existing treatments for major depressive disorder (MDD). Darigabat, currently in Phase 2, is an alpha 2/3/5 selective GABAA receptor PAM for treatment-resistant epilepsy and panic disorder.

For additional background on the acquisition, please read the announcement press release here and view AbbVie’s investor presentation here.

Financial Terms

AbbVie has acquired all outstanding Cerevel common stock for $45.00 per share. It is expected that Cerevel’s common stock will cease to trade on the NASDAQ stock exchange prior to market open on August 1, 2024. This acquisition is expected to be accretive to adjusted diluted earnings per share (EPS) beginning in 2030.

Full-Year 2024 Outlook

AbbVie is reaffirming its previously issued 2024 full-year adjusted diluted EPS guidance range of $10.71-$10.91. This guidance includes a $0.19 per share dilutive impact related to the completed Cerevel acquisition. AbbVie’s 2024 adjusted diluted EPS guidance includes an unfavorable impact of $0.60 per share related to acquired IPR&D and milestones expense incurred year-to-date through the second quarter. The company’s 2024 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the second quarter of 2024, as both cannot be reliably forecasted.

AbbVie is reaffirming its previously issued 2024 third-quarter adjusted diluted EPS guidance range of $2.92-$2.96. AbbVie’s 2024 third-quarter adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred in the quarter, as both cannot be reliably forecasted.

[1]	World Health Organization: Schizophrenia Key Facts. Available at: https://www.who.int/news-room/fact- sheets/detail/schizophrenia. January 10, 2022.

AbbVie Inc.    +1 (847) 938-9190

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North Chicago, IL 60064

About AbbVie in Neuroscience

At AbbVie, our commitment to preserving personhood of people around the world living with neurological and psychiatric disorders is unwavering. With more than three decades of experience in neuroscience, we are providing meaningful treatment options today and advancing innovation for the future. AbbVie’s Neuroscience portfolio consists of approved treatments in neurological conditions, including migraine, movement disorders and psychiatric disorders, along with a robust pipeline of transformative therapies. We have made a strong investment in research and are committed to building a deeper understanding of neurological and psychiatric disorders. Every challenge makes us more determined and drives us to discover and deliver advancements for those impacted by these conditions, their care partners and clinicians. For more information, visit www.abbvie.com.

About AbbVie

AbbVie’s mission is to discover and deliver innovative medicines and solutions that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people’s lives across several key therapeutic areas – immunology, oncology, neuroscience and eye care – and products and services in our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on LinkedIn, Facebook, Instagram, X (formerly Twitter) and YouTube.

Forward-Looking Statements

Some statements in this news release, including those relating to the acquisition of Cerevel by AbbVie, are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions and uses of future or conditional verbs, generally identify forward- looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, disruption from the transaction making it more difficult to maintain business and operational relationships, negative effects of the consummation of the acquisition on the market price of AbbVie’s common stock and/or operating results, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the acquisition

AbbVie Inc.    +1 (847) 938-9190

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North Chicago, IL 60064

or Cerevel’s business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2023 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its subsequent Quarterly Reports on Form 10-Q. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

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Media: Gabrielle Tarbert (224) 244-0111 gabrielle.tarbert@abbvie.com	Investors: Liz Shea (847) 935-2211 liz.shea@abbvie.com

AbbVie Inc.    +1 (847) 938-9190

1 North Waukegan Road abbvie.com

North Chicago, IL 60064